Exhibit 99.1

NEWS RELEASE
HOST MARRIOTT
CORPORATION	6903 Rockledge Drive
Bethesda, Maryland 20817

Contact:	Gregory J. Larson
Senior Vice President Investor Relations
Host Marriott Corporation
240-744-5120

HOST MARRIOTT CORPORATION ANNOUNCES PROPOSED PRIVATE OFFERING OF $375 MILLION OF EXCHANGEABLE SENIOR DEBENTURES

Bethesda, MD, March 9, 2004 - Host Marriott Corporation (NYSE:HMT) announced today that Host Marriott, L.P., for whom the Company acts as sole general partner, is proposing to offer in a private placement $375 million of exchangeable senior debentures due in 2024, subject to market conditions. An additional $75 million may be raised if the initial purchasers exercise their right to acquire additional debentures in connection with the offering. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering. The debentures will be exchangeable into shares of Host Marriott common stock upon the occurrence of certain events.

The net proceeds of the offering are expected to be used to redeem, in part, Host Marriott, L.P.’s 7 7/8% Series B Senior Notes due 2008.

The debentures to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the debentures has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

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